U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Sally A. Fonner
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   (Last)                            (First)              (Middle)

    1407 North Fort Harrison Suite H
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                                    (Street)

    Clearwater                       Florida                33755
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     June 18, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     The Enchanted Village, Inc.
       (OTC Pink Sheets ENCV)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director (nominee)                   [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     The reporting person was elected president and sole director of The Enchanted Village, Inc. on June 18, 2002.

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person (See Explanation Below)

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock, $.002 par value              50                         I                   By Stirling Corporate Services, LLC
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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct     6. Nature of
                         ----------------------                            or               Exercise       (D) or        Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)           Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)    (Instr.5)
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


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
Explanation of Responses:

In accordance with Instruction 5(b)(v), the following information is submitted respecting the reporting persons stockholders.

Stirling Corporate Services LLC
1407 North Fort Harrison Suite H
Clearwater, Florida 33755

Stirling Corporate Services is the legal owner of the securities set forth on this form. Ms. Fonner is an officer and principal stockholder of Stirling Corporate Services.

Mark A. Dolan
1407 North Fort Harrison Suite H
Clearwater, Florida 33755

Mr. Dolan is an officer and principal stockholder of Stirling Corporate Services, the legal owner of the securities set forth on this form. As such, he may be deemed to be an indirect beneficial owner of those securities.


Robert Williams
1407 North Fort Harrison Suite H
Clearwater, Florida 33755

Mr. Williams is a principal stockholder of Stirling Corporate Services, the legal owner of the securities set forth on this form. As such, he may be deemed to be an indirect beneficial owner of those securities.


/s/ Sally A. Fonner                                            July 9, 2002
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      **Signature of Reporting Person                             Date

/s/ Stirling Corporate Services, LLC                           July 9, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

/s/ Mark R. Dolan                                              July 9, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

/s/ Robert Williams                                            July 9, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.